Exhibit 10.3

Commerzbank AG, Breite Str. 25, 40213 Düsseldorf	Mittelstand

UTi Deutschland GmbH	Christian Herget
Jacqueline Olivier	Postanschrift:
Rather Str. 78-80	Breite Str. 25, 40213 Düsseldorf
40476 Düsseldorf	Telefon 0211/827-2528
Fax 069 136-51902
christian.herget@commerzbank.com

February 21, 2014

Waiver Request

Dear Ms. Olivier,

Reference is made to the Agreement Relating to a Credit Facility, dated January 25/28, 2013 (the “Facility Agreement”) between UTi Deutschland GmbH (the “Company”) and Commerzbank Aktiengesellschaft (“us”).

For the period beginning on January 31, 2014 and ending on April 15, 2014, we hereby waive any failure of the Company to be in compliance with the covenants set forth in clause 5.1 of the Facility Agreement, and with any other provision of the Facility Agreement as a result of the Company’s failure to be in compliance with clause 5.1 of the Facility Agreement.

This waiver is subject to the conditions precedent that (i) a waiver in substantially the form provided herein will also be declared by the holders of the U.S.$ 150,000,000 4.10% Senior Unsecured Guaranteed Notes, Series A, due February 1, 2022 and the U.S.$ 50,000,000 3.50% Senior Unsecured Guaranteed Notes, Series B, due February 1, 2020 under the Note Purchase Agreement dated January 25, 2013 as the same is amended by First Amendment Agreement, the Second Amendment Agreement and the Third Amendment Agreement, a draft of which has been received by us, (ii) waivers in substantially the form provided herein will also be declared by Royal Bank of Scotland N.V. for its 2011 Facility, Nedbank for its 2011 Facility, and Bank of the West for its 2011 Facility. These Facilities are further described in the Global Credit Lines section in Note II of the Form 10-Q Report ended October 31, 2013 for UTi Worldwide Inc., (iii) said waivers have become effective. This waiver, furthermore, becomes null and void if any drawdown from any additional secured financing will be used other than to reduce the outstanding credit lines specified under (ii) on a pro rata basis.

Yours sincerely

Commerzbank AG

/s/ Thomas Groth	/s/ Christian Herget
Thomas Groth	Christian Herget

Vorsitzender des Aufsichtsrats: Klaus-Peter Müller Vorstand: Martin Blessing (Vorsitzender), Frank Annuscheil, Markus Beumer, Stephan Engels, Michael Reuther, Stefan Schmittmann, Martin Zielke	Commerzbank Akliengesellshaft, Frankfurt am Main Handelsregister Amlsgericht Frankfurt am Main, HRB 32000 USt-ldNr.. DE 114 103 514